Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 242 to the Registration Statement of Guggenheim Funds Trust (Form N-1A; File No. 811-01136) of our reports dated November 29, 2017 on the financial statements and financial highlights of each of the series constituting Guggenheim Funds Trust included in the Annual Reports to shareholders for the year ended September 30, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia
January 29, 2018